Exhibit 10.1

December 9, 2020

Mr. David Sipes

Employment Agreement

Dear David:

This letter agreement (the “Agreement”) sets forth the terms of your employment with 8x8, Inc. (the “Company”), as well as our understanding with respect to any termination of that employment relationship.

1.

Position and Duties. You will be employed by the Company as its Chief Executive Officer, reporting to the Company’s Board of Directors (“Board”) starting no later than December 10, 2020 (your actual start date, the “Start Date”). This position will be based at our corporate headquarters in Campbell, California. You accept employment with the Company on the terms and conditions set forth in this Agreement, and you agree to devote your full business time, energy and skill to your duties at the Company, except that with prior notice to the Board, you may serve on the board of directors of not more than two other companies as long as they present no conflicts of interests. Your primary responsibilities will be to assume the top leadership of the Company, direct the organization to ensure the attainment of revenue and profit goals, drive optimal return on invested capital and grow shareholder value, subject to the oversight and supervision of the Board. As long as you continue in your role as the Company’s Chief Executive Officer, you also will serve as a member of Board. The effective date of your joining the Board will be the date of the Board’s approval of the appointment.

2.

Term of Employment. Your employment with the Company is for no specified term, and may be terminated by you or the Company at any time, with or without cause, subject to the provisions of Paragraphs 4 and 5 below. You acknowledge and agree that your employment with the Company will be subject to all of its written employment policies and procedures as in effect from time to time during the course of your employment, including, but not limited to, those in the Company’s Employee Handbook, the Company’s Code of Business Conduct and Ethics, and the Company’s Insider Trading and Confidentiality Policy Statement.

3.	Compensation. While you are employed by the Company, you will be compensated by the Company for your services as follows:

a.

Base Salary: You will be paid a base salary of $21,875 per pay period (five hundred thousand twenty-five dollars ($525,000) on an annualized basis), less applicable withholding, in accordance with the Company’s normal payroll procedures. In conjunction with your annual performance review, which will occur at or about the start of each fiscal year (currently April 1), your base salary will be reviewed by the Board, and may be subject to adjustment by the Board based upon various factors including, but not limited to, your performance and the Company’s profitability. Your base salary will not be reduced except as part of a salary reduction program that similarly affects all members of the executive staff reporting to the Chief Executive Officer of the Company.

b.

Bonus. Starting with FY22 (April 1, 2021), while you are Chief Executive Officer, you will be eligible to participate in 8x8’s discretionary incentive plan. Your total annual target bonus will be 100% of your annual base salary. The actual bonus amount could be larger or smaller than the target amount, based on your performance, and the performance of the Company, which performance goals will be established by the Board, in its sole discretion, after consultation with you. Attainment of such performance goals will be determined by the Company as approved by the Board, with details to be communicated. Additionally, subject to approval by the Board, you will be granted an equity award equal to approximately $200,000 in value of shares of 8x8, Inc. common stock (the “Bonus Award” and the Company’s common stock, the “Common Stock”) on 8x8’s regularly scheduled FY21 bonus payment date (the “Bonus Payment Date”), subject to your continued employment through the Bonus Payment Date. The actual number of shares granted pursuant to the equity award will be determined by dividing the value of the equity award by 8x8’s closing stock price on the Bonus Payment Date. The shares granted pursuant to the equity award will be 100% vested as of the Bonus Payment Date. In the event that you experience a Constructive Termination (as defined in the 8x8, Inc. 2017 Executive Change-in-Control and Severance Policy, as amended and restated as of January 31, 2019 (the “Policy”), as modified by Section 5(b) below) prior to the Bonus Payment Date, you will be granted the 100% vested Bonus Award on the date of such termination, either (a) prorated based on the number of days of completed service during FY21 if such termination is not In Connection with a Change-in-Control (as defined in the Policy) or (b) at 100% of target value if such termination is In Connection with a Change-in-Control (as defined in the Policy), as applicable, in accordance with the treatment of bonuses set forth under the Benefit Schedules as of January 31, 2019 of the Policy for Tier One participants. To the extent the Bonus Award is settled in Common Stock and such shares are not freely and immediately tradable under contract or law, you may elect to have the Bonus Award net settled.

c.	Initial Equity Grants: Effective on your Start Date (the “Grant Date”):

i.

Time-Based Stock Awards. You will be granted an award of approximately $9,000,000 in value of restricted stock units (“RSUs”) representing the right to acquire shares of Common Stock upon vesting. The actual number of shares subject to the RSU award will be determined by dividing the value of the RSU award by the 30 days trailing average (based on trading days) of 8x8’s closing stock price prior to the Grant Date. The shares will vest over a three-year period, with one-third (1/3) vesting on the first anniversary of the Grant Date, and the remainder vesting in eight (8) equal quarterly installments thereafter, subject to your continued employment or other qualifying association with the Company or any of its affiliates, the terms of this Agreement, and the Policy.

ii.

Performance Stock Award. You will be granted a performance stock unit award of approximately $9,000,000 in value of performance stock units (“PSUs”). The actual number of shares subject to the PSU award will be determined by dividing the value of the PSU award by the 30 days trailing average (based on trading days) of 8x8’s closing stock price prior to the Grant Date. The performance metrics and vesting terms applicable to this award are as set forth in the attached Exhibit A.

d.

Ongoing Annual Equity: Subject to approval by the Board, you will receive annual stock-based compensation beginning in FY 2022 (April 1, 2021), with the first such annual award to be granted in June 2021, and in any event prior to any Corporate Transaction (as defined below) that occurs after the Start Date, including an award of RSUs for a number of shares of Common Stock which will have a target value equal to $2,500,000 and an award of PSUs for a number of shares of Common Stock which will have a target value equal to $2,500,000 effective during the first quarter of FY 2022. The RSUs and PSUs granted in FY 2022 shall be subject to vesting and performance metrics as approved by the Company and the Board following consultation with you. Future annual equity awards, beginning in FY 2023 (April 1, 2022), shall have reasonable and appropriate target values as determined by the Board in its sole discretion. Your annual stock-based compensation awards may be granted under the Company’s 2012 Equity Incentive Plan, or a successor or equivalent plan (the “Plan”).

e.

Benefits: The Company will make available to you standard vacation, medical, retirement (including 401(k), and dental insurance benefits on terms at least as favorable as those offered to members of the executive staff reporting to the Chief Executive Officer of the Company. Medical benefits will start on your date of hire, and dental benefits will start on the first day of the month following your date of hire. You will also be eligible to participate in the Company’s Employee Stock Purchase Plan, the offering periods for which commence on February 1st and August 1st of each year. A copy of this plan is available at the SEC’s website at https://www.sec.gov/Archives/edgar/data/1023731/000113626117000117/ exh10-4.htm. A summary of benefits is being separately provided to you with this letter.

4.

At-Will Employment; Voluntary Termination. You will be an at-will employee of the Company, meaning that either you or the Company may terminate your employment at any time, for any reason or no reason, subject to applicable law. You agree that if you voluntarily terminate your employment with the Company for any reason, you will endeavor to provide the Company with at least 10 business days’ written notice of your resignation. The Company shall have the option, in its sole discretion, to make your resignation effective at any time prior to the end of such notice period, provided the Company pays you an amount equal to the base salary you would have earned through the end of such notice period.

5.

Severance Benefits. You will be entitled to benefits under the Policy as a Tier One participant (the Chief Executive Officer tier), in accordance with the terms thereof. Such benefits include potential vesting acceleration of stock-based compensation and/or cash severance upon the termination of your employment under specified circumstances, including in connection with a Change-in-Control (as defined in the Policy), subject to the terms and conditions of the Policy. In addition to any benefits under the Policy, and notwithstanding Section 7.1 of the Policy, you will additionally be entitled to the following benefits:

a.

Other than with respect to any of your performance-based equity awards, which will vest and/or become cancelled in accordance with their terms, to the extent any time-based equity awards are cancelled in connection with a Change-in-Control (as defined in the Policy) or a Corporate Transaction (as defined in the Plan), such equity awards will accelerate in full immediately prior to the closing of such transaction; and

b.

“Good Reason” shall include (x) a failure to be elected to the Board, (y) any failure to timely grant the equity awards as described in this Agreement, or (z) any failure to directly report to the board of directors of the ultimate parent of the Company, including after a Change-in-Control (as defined in the Policy) or Corporate Transaction under the Plan.

c.

In the event that you experience a Constructive Termination (as defined in the Policy) that is not In Connection with a Change-in-Control (as defined in the Policy), you will receive 24 months of acceleration of all outstanding time-based equity awards.

Notwithstanding Section 7.2 of the Policy, in the event that you experience a Constructive Termination (as defined in the Policy) that is not In Connection with a Change-in-Control (as defined in the Policy), you will receive 50% of your base salary instead of 150% of your base salary as set forth under the Benefit Schedules as of January 31, 2019 of the Policy for Tier One participants.

6.

Confidential and Proprietary Information. As a condition of your employment, you agree to sign and abide by the Company’s standard form of Confidentiality Information and Inventions Assignment Agreement (the “Confidentiality Agreement”) in the form currently used by the Company for employees, modified as necessary to be consistent with the terms of this Agreement.

7.

Compliance with Obligations to Former Employers. During the course of your employment with the Company, we expect you to comply with any and all duties and obligations you may have to your former employers (including your current employer), including, for example, prohibitions against the use or disclosure of such employer’s confidential information, or the solicitation of its employees.

We do not want you to take with you, or to use or disclose during the course of your employment with the Company, any trade secrets or other confidential or proprietary information of these other companies. Prior to commencing your employment with the Company, we expect you to return or destroy (as directed by your former employer) any confidential information of your former employer that you may have in your possession or under your control, in accordance with its policies and instructions. You will not need this information to perform your duties at the Company and using such information would violate Company policies. The Company is hiring you for your talents, skills, general industry knowledge and expertise.

By accepting this offer of employment, you represent and agree that (i) you are under no obligation, contractual or otherwise, inconsistent with the obligations you will be assuming to the Company; (ii) except with respect to your Agreement Regarding Confidential Information, Intellectual Property & Non-Solicitation with RingCentral, Inc. attached hereto as Exhibit B, you are not subject to any agreement of any kind with any prior employer (including, but not limited to, RingCentral, Inc.), or any other person or entity relating in any way to your right or ability to be employed by and/or to perform services for the Company; (iii) you have not brought or disclosed to, and you will not bring or disclose to, or use in connection with your employment with, the Company any trade secrets or confidential or proprietary information from any prior employer (including, but not limited to, RingCentral, Inc.), or any other person or entity; (iv) other than with respect to information solely in your memory, you have not taken information from any prior employer (including, but not limited to, RingCentral, Inc.), and you have returned or destroyed any confidential information of your former employer (including, but not limited to, Ring Central, Inc.) that you may have in your physical possession or under your control; and (v) during your employment with the Company and thereafter, you will not take, disclose or use any trade secrets or confidential or proprietary information acquired as a result of your employment with the Company. You covenant and agree that you will not violate the material terms and conditions of the Agreement Regarding Confidential Information, Intellectual Property & Non-Solicitation with RingCentral, Inc. attached hereto as Exhibit B. Because of the seniority of your position and your prior work for a competitor, the Company also requires a certification that confirming that you have not brought, and do not possess, any confidential information from your prior employment. The certification is attached hereto as Exhibit C. You also agree to execute any documents necessary and assist with any investigation related to any claims associated with your departure from RingCentral. Failure to cooperate with any such investigations will be grounds for termination of your employment for cause.

8.	Termination Obligations.

a.

You agree that all property, including, without limitation, all equipment, proprietary information, documents, books, records, reports, notes, contracts, lists, computer disks (and other computer-generated files and data), and copies thereof, created on any medium and furnished to, obtained by, or prepared by you in the course of or incident to your employment, belongs to the Company and shall be returned to the Company promptly upon any termination of your employment. You may retain copies of all records relating to your compensation and other records required by you for income tax purposes, as well as personal items, souvenirs and gifts.

b.

Upon termination of your employment for any reason, and as a condition of your receipt of any severance benefits hereunder, you will promptly resign in writing from all offices and directorships then held with the Company or any affiliate of the Company. The effective date of your resignation as the Company’s Chief Executive Officer will also be the effective date of your resignation as a member of Board.

c.

Following the termination of your employment with the Company for any reason, you shall fully cooperate with the Company in all matters relating to the winding up of pending work on behalf of the Company and the orderly transfer of work to other employees of the Company. You shall also use reasonable best efforts to cooperate in the defense of any action brought by any third party against the Company. The Company shall pay you for your time incurred to comply with this provision at a reasonable per diem or per hour rate.

9.	Limitation of Payments and Benefits.

To the extent that any of the payments and benefits provided for in this Agreement or otherwise payable to you (the “Payments”) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), the amount of such Payments shall, at your option, be either:

i.	the full amount of the Payments, or

ii.	a reduced amount that would result in no portion of the Payments being subject to the excise tax imposed pursuant to Section 4999 of the Code (the “Excise Tax”),

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by you, on an after-tax basis, of the greatest amount of benefit. In the event that any Excise Tax is imposed on the Payments, you will be fully responsible for the payment of any and all Excise Tax, and the Company will not be obligated to pay all or any portion of any Excise Tax. A nationally recognized accounting or consulting firm engaged by the Company shall perform the foregoing calculations, and, in connection therewith, shall perform customary parachute mitigation analysis and calculations. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The accounting firm shall provide its calculations to the Company and you within fifteen (15) calendar days after the date on which your right to a Payment is triggered (if requested at that time by the Company or you) or such other time as requested by the Company or you. Any good faith determinations of the accounting or consulting firm made hereunder shall be final, binding and conclusive upon the Company and you. Any reduction in payments and/or benefits pursuant to this Paragraph 9 will occur such that you shall forfeit the latest payments to occur in the future first, and then chronologically backwards from such latest payment. Notwithstanding the foregoing, any reduction in payments pursuant to this Paragraph 9 shall be made in compliance with Section 409A (as defined below). The Company will use best efforts to mitigate any effect of the Excise Tax, including to procure and apply any assessed value of any restrictive covenants.

10.

Dispute Resolution. The parties agree that any dispute arising out of or relating to this Agreement, the parties’ employment relationship, the termination of that relationship for any reason, and/or the enforceability and validity of this arbitration agreement, shall be settled by confidential binding arbitration before a single arbitrator in accordance with the rules of the Judicial Arbitration and Mediation Services (JAMS). The JAMS rules may be found at http://www.jamsadr.com/rules-employment-arbitration/ and have been provided to you contemporaneously herewith. Any such arbitration, and the enforceability and validity of this arbitration agreement, shall be governed by the Federal Arbitration Act (FAA) to the exclusion of any state law inconsistent with the FAA. The arbitrator shall apply the substantive state or federal law (including the applicable statute of limitations as applicable) to the claim(s) asserted in arbitration. Claims arising under federal law shall be determined in accordance with federal law. Common law claims shall be determined in accordance with California substantive law, without regard to its conflict of law principles. The arbitrator’s decision will be final and binding on the Company and you. If the Company and you cannot agree on the arbitrator within 30 days after either party’s request for arbitration, the arbitrator will be selected by, or in accordance with a procedure established by JAMS. The arbitration will be held in San Francisco, California. The Company shall bear all administrative costs of JAMS and the fees and expenses of the arbitrator in accordance with JAMS’ rules and California law. Each party shall bear his/its own attorneys’ fees and legal costs. If, however, any party prevails on a statutory claim which affords the prevailing party attorneys’ fees or legal costs, or if there is a written agreement providing for attorneys’ fees, the arbitrator may award reasonable attorneys’ fees to the prevailing party consistent with applicable law. Notwithstanding this Paragraph 10, the parties may bring an action for provisional relief, including injunctive or other equitable relief to prevent any act or threatened act that may cause irreparable harm in any court of competent jurisdiction pursuant to California law.

11.

Compliance with Section 409A of the Internal Revenue Code. This Agreement is intended to comply with, or otherwise be exempt from Section 409A of the Code and the rules and regulations promulgated thereunder (collectively, “Section 409A”). However, the Company has not made and is making no representation to you relating to the tax treatment of any payment pursuant to this Agreement under Section 409A and the corresponding provisions of any applicable State income tax laws.

Notwithstanding anything to the contrary in this Agreement, any payments or benefits due hereunder upon a termination of employment which are a “deferral of compensation” within the meaning of Section 409A shall only be payable or provided to you upon a “separation from service” as defined for purposes of Section 409A. In addition, if you are a “specified employee” as determined pursuant to Section 409A as of the date of your separation from service, as so defined, and if any payments or entitlements provided for in this Agreement constitute a “deferral of compensation” within the meaning of Section 409A and cannot be paid or provided in the manner provided herein without subjecting you to additional tax, interest or penalties under Section 409A, then any such payment or entitlement which is otherwise payable during the first six months following your separation from service shall be paid or provided to you in a lump sum on the earlier of (i) the first business day of the seventh calendar month immediately following the month in which your separation from service occurs and (ii) the date of your death. To the extent required to satisfy the provisions of the foregoing sentence with respect to any benefit to be provided in-kind, the Company shall bill you, and you shall promptly pay, the value for tax purposes of any such benefit and the Company shall therefore promptly refund the amount so paid by you as soon as allowed by the foregoing sentence.

For purposes of Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. With respect to any reimbursement of your expenses, or any provision of in-kind benefits to you, as specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (1) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code; (2) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

12.

Severability. If any provision of this Agreement is deemed invalid, illegal or unenforceable, such provision shall be modified so as to make it valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected.

13.	Applicable Withholding. All salary, bonus, severance and other payments identified in this Agreement are subject to applicable withholding by the Company.

14.	Assignment. In view of the personal nature of the services to be performed under this Agreement by you, you cannot assign or transfer any of your obligations under this Agreement.

15.

Entire Agreement. This Agreement and the agreements referred to above constitute the entire agreement between you and the Company regarding the terms and conditions of your employment, and they supersede all prior negotiations, representations or agreements between you and the Company regarding your employment, whether written or oral. This Agreement and the Policy sets forth our entire agreement regarding the Company’s obligation to provide you with severance benefits upon any termination of your employment, and you shall not be entitled to receive any other severance benefits from the Company pursuant to any other Company severance plan, policy or practice.

16.

Governing Law. Except as provided for in Section 10 of this Agreement, this Agreement shall be governed by and construed in accordance with the laws of the state of California, without reference to principles of conflicts of laws.

17.	Modification. This Agreement may only be modified or amended by a supplemental written agreement signed by you and an authorized representative of the Board.

18.

Indemnification, Advancement, Insurance. You will be entitled to indemnification and advancement of expenses in accordance with the Company’s bylaws as currently in effect and Delaware law. The Company will provide reasonable directors’ and officers’ insurance coverage for its directors and officers, including you. The terms and coverage of these indemnification agreements and policies shall be at least as favorable as any coverage or agreement with the other officers and directors of the Company.

19.	Costs. The Company agrees to pay or reimburse your legal fees (of up to $40,000) incurred in connection with the preparation, negotiation and implementation of this Agreement.

20.	Background Check. This offer letter is contingent on your demonstrating your right to work in the United State in accordance with applicable law.

21.	Expiration Date. You will be deemed to have accepted this offer when the Company receives your signed counterpart to this Agreement. This offer will expire at 5:00pm Pacific Time on December 9, 2020.

Please sign and date this letter on the spaces provided below to acknowledge your acceptance of the terms of this Agreement.

Sincerely,

8x8, Inc.

By:	/s/ Jaswinder Pal (J.P.) Singh
Name:	Jaswinder Pal (J.P.) Singh
Title:	Lead Director of the Board of Directors

I agree to and accept employment with 8x8, Inc. on the terms and conditions set forth in this Agreement:

/s/ David Sipes
David Sipes

EXHIBIT A

THREE-YEAR PERFORMANCE STOCK UNIT AWARD

The following sets forth the performance goals and performance periods to be used with your Performance Restricted Stock Unit (“PSU”) award. Capitalized terms used but not defined herein shall have the meaning set forth in the Amended and Restated 2012 Equity Incentive Plan (the “2012 Plan”).

Performance Period:

This PSU shall include two performance periods as follows: June 15, 2020 through June 15, 2022 (“Performance Period 1”) and June 15, 2020 through June 15, 2023 (“Performance Period 2”) (together, the “Performance Periods”).

Administration:

This PSU shall be administered by the Committee (as defined in the 2012 Plan) in accordance with Section 7.2 of the 2012 Plan.

Definitions:

“Average Market Value” – shall mean the average closing trading price of 8x8, Inc.’s (the “Company”) or the Peer Group’s (as defined below) shares on the principal exchange on which such shares are then traded, during the 30-calendar day period ending on a specified date for which such closing trading price is reported by the applicable exchange or such other authoritative source as the Administrator (as defined in the 2012 Plan) may determine.

“Peer Group” – shall mean the companies comprising the S&P Software & Services Index as of the last day of the applicable Performance Period.

“TSR” – shall mean the compound annual total shareholder return of the Company (or of the Peer Group, as applicable), as measured by the change in the price of a share of Stock (or the publicly traded securities of the Peer Group, as applicable) over the applicable Performance Period (positive or negative), calculated using the Average Market Value as of the first day of the applicable Performance Period as the beginning stock price and using the Average Market Value as of the last day of the applicable Performance Period as the ending stock price and assuming dividends (if any) are reinvested based on the price of a share of Stock (or the publicly traded securities of Peer Group, as applicable) in accordance with the “gross” or “total” return methodology as defined by the S&P Software & Services Index.

“Performance Goals” – shall mean 8x8, Inc.’s TSR as measured against the Peer Group’s TSR.

8x8 – Performance Stock Plan Summary:

For Performance Period 1 and Performance Period 2, the number of shares of the Company’s common stock issuable upon vesting of the PSU shall be determined by multiplying the Achievement Factor (as defined below) by one-half (1/2) of the total number of PSUs granted (rounded down to the nearest whole share of common stock, if applicable).

For the purposes hereof, the “Achievement Factor” for any Performance Period shall mean that factor calculated by multiplying by 2% for each 1% positive (or negative) difference in the Company’s TSR relative to the TSR of the Peer Group, in each case for the relevant Performance Period; provided, however, (1) in the event the Company’s TSR is more than 30% lower than the TSR of the Peer Group for the applicable Performance Period, no PSUs of the applicable tranche for such Performance Period shall vest, and (2) in no event will the total number of PSUs that vest in the event of a positive difference in the Company’s TSR relative to the TSR of the Peer Group exceed 200% of one-third (1/3rd) of the total number of PSUs granted (rounded down to the nearest whole share of common stock, if applicable).

Company’s TSR Relative to Peer Group TSR	Achievement Factor
Below -30%	0%
-30%	40%
0.00%	100%
At or Above 50%	200%

In addition, and notwithstanding anything herein to the contrary, all vesting is subject to continued employment or other association with the Company through the end of the applicable Performance Period.

General Provisions:

Payment of Awards: The Committee shall use reasonable efforts to issue any shares underlying such vested PSUs within thirty (30) days following the end of each Performance Period.

Disputes: All disputes with respect to this PSU will be resolved by the Committee, whose decision will be final.

Adjustments:

In the event of any corporate action set forth in Section 8.1 of the 2012 Plan and any corporate action not specifically covered by Section 8.1 of the 2012 Plan, including, but not limited to, an extraordinary cash distribution on Stock, a corporate separation or other reorganization or liquidation, the Committee shall make such adjustment of outstanding PSUs and their terms, if any, as mutually agreed between you and the Committee. The Committee also may make adjustments in the terms and conditions of, and the criteria included in, the PSU award in recognition of unusual or nonrecurring events (including, without limitation, the events described in this Paragraph) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, as mutually agreed between you and the Committee, whenever the you and the Committee mutually determine that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the 2012 Plan.

For purposes of Section 3.2 of the Policy, “Transaction Price” shall mean the maximum possible per share consideration paid pursuant to the transaction(s) constituting a Change-in Control, including any contingent consideration or deferred proceeds.

EXHIBIT B

AGREEMENT REGARDING CONFIDENTIAL INFORMATION, INTELLECTUAL

PROPERTY & NON-SOLICITATION WITH RINGCENTRAL, INC.

[Omitted]

EXHIBIT C

EMPLOYEE ONBOARDING CERTIFICATE

1. Proprietary Information/Duty of Confidentiality. I have reviewed my employment and consulting agreements with my former employer RingCentral (“RingCentral”). I understand and certify that (a) to the best of my knowledge and following a thorough search, I do not have any of RingCentral’s proprietary information in any device or location to which I presently have reasonable access, and (b) will not use or disclose any such information from RingCentral or use it in my current employment with 8 x 8. I also certify that, subject to my certification above, I have complied with my post-employment obligations under the Agreement Regarding Confidential Information, Intellectual Property & Non-Solicitation with RingCentral, Inc.

2. Return of Company Information. This is to certify that (a) I have done a thorough search of my hard copy and electronic storage to which I presently have reasonable access to ensure that I do not possess any RingCentral information, and (b) to the best of my knowledge and following a thorough search, I do not have in my possession any RingCentral proprietary information.

/s/ David Sipes
Signature of Employee

David Sipes
Print name

December 9, 2020
Date

Employee’s Address for Notifications:	[Omitted]